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                    October 12, 2022

       Craig Finster
       Chief Financial Officer
       Versus Systems Inc.
       1558 West Hastings Street
       Vancouver BC V6G 3J4 Canada

                                                        Re: Versus Systems Inc.
                                                            Form 20-F for the
Year Ended December 31, 2021 as Amended
                                                            Filed April 1, 2022
                                                            File No. 001-39885

       Dear Craig Finster:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology